Exhibit 99.1

For Immediate Release

November 11, 2003
1:00 p.m. PST

Contacts:
Ronald W. Rudolph	The Ruth Group
EVP, Finance and Chief Financial Officer	Jeffrey Goldberger
On Assignment, Inc.	(646) 536-7033 or
(818) 878-7900	Jill Meleski
(646) 536-7032

On Assignment, Inc. Reports 2003 Third Quarter Results

Calabasas, CA, November 11, 2003 — On Assignment, Inc. (Nasdaq: ASGN) today reported its operating results for the third quarter and nine months ended September 30, 2003.

Highlights of the third quarter: The Company generated operating income of $312,000 and cash from operations of $4,940,000 in the third quarter.  Cash, cash equivalents and marketable securities totaled $35,355,000 at quarter end reflecting a sequential net increase of $3,706,000 over the second quarter.  Third quarter operating expenses were $13,647,000 compared with $16,068,000 for the year ago quarter, a decrease of 15 percent.  Net income per share was $0.01.

Third quarter 2003 revenues were $50,467,000 compared with revenues of $74,583,000 for the third quarter 2002.  Lab Support segment revenues for the third quarter were $22,766,000 compared to $28,017,000 in the third quarter last year.  Healthcare Staffing segment revenues for the third quarter were $27,701,000 compared to $46,566,000 in the third quarter last year.  Operating income for the third quarter 2003 was $312,000 compared with $5,783,000 for the third quarter 2002.  Results for the third quarter 2003 include $814,000 in expenses for office closings and facilities consolidation.  Net income for the quarter was $235,000 compared with $3,651,000 in the year ago quarter.  Net income per share for the third quarter was $0.01 compared with net income per share of $0.14 for the third quarter of 2002.

Dr. Joe Peterson, President and Chief Executive Officer of On Assignment, Inc. said, “During the third quarter, we generated higher positive cash flow from operations primarily resulting from our reductions in operating expenses and improved collections.  Our operating income for the third quarter was $312,000 despite incurring $814,000 in charges related primarily to our reduction of real estate commitments.  Quarterly operating expenses have been reduced by $2.4 million or 15 percent from the third quarter of 2002.  Cash flow from operations was $4,940,000 during the quarter and cash, cash equivalents and marketable securities increased sequentially to $35,355,000 at the end of the quarter from $31,649,000 as of June 30, 2003.”

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Continued Dr. Peterson, “We continue to operate in a very difficult environment with no increase in demand.  I expect that new demand for our laboratory scientists will not pick up until the economy recovers.  Demand for healthcare staff also remains disappointing.  We expect it to remain flat until a stabilized economy increases patient census and disrupts the current stability of the nurse workforce, which has also impacted the demand for temporary staffing.  That being said, we continue to capture new healthcare clients and expand established hospital relationships with our broadened mix of express and traditional travel nurses.  Nurse revenues, nurses on assignment and open orders for nurses increased over the course of the third quarter.  Our improved nurse staffing business during the quarter is attributable to our ability to simplify the nurse staffing experience for hospitals, and often to reduce their total cost of flexible staff by improving the mix of types of temporary nurses they deploy.  For On Assignment, this strategy of the Company as partner and collaborator with our hospital clients underpins our progress now, and positions us to benefit as demand for nurses increases in the future.”

For the nine months ended September 30, 2003 revenues were $162,471,000 compared with $184,294,000 for the comparable 2002 period.  Lab Support segment revenues for the nine-month period ended September 2003 were $71,413,000 compared to $85,892,000 for the same period last year.  Healthcare Staffing segment revenues for the nine-month period ended September 2003, including the results of HPO were $91,058,000 compared to $98,402,000 in the same period last year.  Nine-month revenues for 2003 include $71,135,000 from HPO (acquired on April 19, 2002) compared with $63,912,000 for the 2002 period.  Net loss for the nine months was $79,781,000, compared with a net income of $10,394,000 in the year ago period.  Net loss per share for the nine months was $3.13 compared with net income per share of $0.41 for the comparable 2002 period.  Included in the 2003 nine months operating loss are charges of $79,897,000 for goodwill impairment and $1,577,000 for severance and related costs resulting from field and headquarters support staff reductions and branch and support office closures.

On Assignment will hold its quarterly conference call to discuss its 2003 third quarter financial results tomorrow, Wednesday, November 12, 2003, at 7:00 a.m. PST.  Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call.  A replay of the conference call will be available beginning at 10:00 a.m. PST on November 12, 2003 and will run through Friday, November 14, 2003.  The access number for the replay is (800) 642-1687 or (706) 645-9291 and the access code is 3309674.

This call is being webcast by CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.

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Reasons for Presentation of Non-GAAP Financial Measures
The Non-GAAP financial measures presented as Operating Income (Loss) Before Impairment of Goodwill in the accompanying supplementary financial information represent the financial measures used by the Company’s management to evaluate the operating performance of the Company for the nine month period ended September 30, 2003.  Operating Income (Loss) Before Impairment of Goodwill may not be comparable to similarly titled measures reported by other companies.  Operating Income (Loss) Before Impairment of Goodwill excludes certain charges related to impairment of goodwill recorded in the quarter ended June 30, 2003.  This Non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP.  However, the Company’s management believes these Non-GAAP measures provide useful information to investors, potential investors, securities analysts and others so each group can evaluate the Company’s current and future prospects in the same manner as management if they so choose. The Company’s management believes its Non-GAAP measure of operating performance better reflects the Company’s operations than it does with operating results as presented under GAAP, which includes or may include, from time to time, such non-cash charges related to acquisitions and impairment losses on long-lived assets. A reconciliation of GAAP results has been provided in the financial statement tables that accompany this press release.

Safe Harbor

Except for strictly historical information contained herein, statements contained in this news release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward-looking statements include statements regarding the temporary nature of nurse workforce stability and future increases in nurse staffing demands, the effectiveness of On Assignment’s cost containment measures, the implementation of its long-term strategy, its positioning for future success and other statements regarding On Assignment’s expectations, beliefs, hopes, intentions or strategies regarding the future.  All forward-looking statements included in this news release are based upon information available to On Assignment as of the date hereof.  Actual results could differ materially from On Assignment’s current expectations contained in such forward-looking statements.  Factors that could cause or contribute to such differences include general economic and business conditions, quarterly fluctuations in On Assignment’s results of operations, On Assignment’s ability to attract, train and retain qualified Staffing Consultants, On Assignment’s ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professional employees, the integration of acquired operations, management of growth, and other risks detailed from time to time in On Assignment’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 31, 2003.  On Assignment specifically disclaims any intention or duty to update any forward-looking statements contained in this news release.

About On Assignment

On Assignment is a leading international science and healthcare temporary staffing company providing services in laboratory support, nursing, allied healthcare and medical-financial staffing.  The corporate headquarters and Lab Support Division are located in Calabasas, California.  The Healthcare Staffing Division, that offers nursing, allied, clinical lab and administrative/clerical temporary professional employees, operates out of centralized operations in Cincinnati, Ohio.

On Assignment was founded in 1985 as On Assignment/Lab Support and went public in 1992.  In 2002 the company was again recognized by Forbes Magazine as one of the 200 Best Small Companies in America, recognition it has received for a record ten consecutive years.  The company’s branch network encompasses 85 operational markets across the United States, the United Kingdom, the Netherlands and Belgium.  On Assignment, Inc. common stock is traded on the Nasdaq Stock Market under the symbol ASGN.

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(Unaudited)

(In thousands of dollars, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Nine Months Ended September 30,
	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	2003	2002

Total Revenues	$50,467	$54,180	$74,583	$162,471	$184,294
Cost of Services	36,508	38,968	52,732	117,821	128,741
Gross Profit	13,959	15,212	21,851	44,650	55,553
Selling, General and Administrative Expenses	13,647	14,779	16,068	44,769	39,363
Impairment of Goodwill	—	79,897	—	79,897	—
Operating Income (Loss)	312	(79,464)	5,783	(80,016)	16,190
Interest Income	82	86	104	290	634
Pretax Income (Loss)	394	(79,378)	5,887	(79,726)	16,824
Income Taxes	159	186	2,236	55	6,430
Net Income (Loss)	$235	$(79,564)	$3,651	$(79,781)	$10,394

Diluted Earnings (Loss) Per Share	$0.01	$(3.15)	$0.14	$(3.13)	$0.41
Weighted Average Shares Outstanding	25,186	25,268	26,586	25,500	25,289

RECONCILIATION TO OPERATING INCOME (LOSS)
BEFORE IMPAIRMENT OF GOODWILL

	Quarter Ended			Nine Months Ended September 30,
	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	2003	2002

Operating Income (Loss)	$312	$(79,464)	$5,783	$(80,016)	$16,190
Add Back: Impairment of Goodwill	—	79,897	—	79,897	—
Operating Income (Loss) Before Impairment of Goodwill	$312	$433	$5,783	$(119)	$16,190

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(Unaudited)

(In thousands of dollars, except per share amounts)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended			Nine Months Ended September 30,
	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	2003	2002

Revenues:
Lab Segment	$22,766	$24,134	$28,017	$71,413	$85,892

HPO	21,711	23,464	36,346	71,135	63,912
Other Healthcare	5,990	6,582	10,220	19,923	34,490
Healthcare Segment	27,701	30,046	46,566	91,058	98,402
Total	$50,467	$54,180	$74,583	$162,471	$184,294

Gross Profit:
Lab Segment	$7,126	$8,028	$9,055	$23,063	$27,748

HPO	4,937	4,932	9,532	15,031	16,610
Other Healthcare	1,896	2,252	3,264	6,556	11,195
Healthcare Segment	6,833	7,184	12,796	21,587	27,805
Total	$13,959	$15,212	$21,851	$44,650	$55,553

Selected Cash Flow Information:
Amortization of Intangibles	$866	$1,324	$922	$3,342	$2,069
Depreciation	$772	$735	$780	$2,155	$1,399
Impairment of Goodwill	$—	$79,897	$—	$79,897	$—
Capital Expenditures	$1,134	$974	$2,450	$3,727	$3,233
Open Market Repurchase of Common Stock (shares)	—	218,200	360,500	1,138,500	360,500

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SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002
Cash, Cash Equivalents and Marketable Securities	$35,355	$31,649	$27,152
Accounts Receivable, less allowances	26,672	28,986	37,874
Working Capital	54,184	53,146	54,845
Total Assets	133,016	133,050	224,562
Current Liabilities	14,041	14,370	16,721
Long-term Liabilities	1,579	1,543	8,635
Stockholders Equity	117,396	117,137	199,206

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